TRANSPERFECT

CERTIFICATION

TransPerfect is globally certified under the standards ISO 9001:2015, ISO 17100:2015, and ISO 18587:2017. This Translation Certificate confirms the included documents have been completed in conformance with the Quality Management System documented in its ISO process maps and are, to the best knowledge and belief of all TransPerfect employees engaged on the project, full and accurate translations of the source material.

File Name(s):	昌泰 TA 220501-230430 昌泰租金調整 220601
Source Language(s):	Chinese – Traditional, Hong Kong (ZH-HK)
Target Language(s):	English (EN-US)

Authorized Signature:

Marta Marchesi

Name: *Marta Marchesi*

Title: *Project Manager*

Date: *5/12/2022*

TransPerfect Translations Ltd 譯傳有限公司

Reason for signature: I approve the accuracy of this document content as written

Lease Agreement

Lease Agreement

This Agreement is entered into by and between the landlord and the tenant (details of both parties are listed in Schedule 1) on May 1, 2022.

The landlord and the tenant respectively lease out and lease into the property listed in Schedule I for the lease term and rent detailed in Schedule I, and agree to abide by and perform the following terms:

1. During the effective period of the lease term, the tenant shall pay the specified rent to the landlord on or before the ____15th____ day of each month. If the tenant fails to pay the rent for the month within ____--____ days from the date when the rent should be paid, the landlord has the right to take appropriate action to recover the rent owed from the tenant and all costs and expenses arising therefrom.

2. Without the prior written consent of the landlord, the tenant shall not make any changes or alterations to the property, but the landlord shall not unreasonably withhold such consent.

3. The tenant shall not assign, transfer or sublet the property or any part thereof. The leasehold interest will be owned by the tenant personally.

4. The tenant shall comply with all the statutory ordinances or rules of the government relating to the use and occupation of the property, and shall comply with the deed of mutual covenant of the building and the Crown lease of land belonging to the lot of the property.

5. The tenant only uses the property as a private residence and as a single residence for the tenant, his/her immediate family members and any other person approved by the landlord.

6. The tenant shall not use or permit the property or any part thereof for any illegal or immoral purpose.

7. The tenant shall pay all water, gas, electricity, telephone and other similar miscellaneous charges related to the property during the lease term.

8. The landlord shall pay the property tax, rates, government rent and management fees related to the property during the lease term, and shall keep and maintain the main structural parts of the property (such as sewers, pipes and electric wires) during the lease term. However, the landlord shall have the responsibility to properly repair the damage within a reasonable period after receiving the written request from the tenant.

9. The tenant shall keep and maintain the interior of the premises during the lease term, keep it in good condition (except for damage caused by normal wear and tear or inherent defects), repair or replace any furniture damaged due to the tenant's fault, omission or negligence at his own expense, and shall return the property to the landlord in the same state of repair at the expiration or termination of the lease.

10. If the tenant needs to replace any furniture, the substitute must be of the same brand and model or of the same grade as the substituted furniture, unless the landlord and the tenant agree otherwise.

11. The tenant shall pay a deposit of ____HK$0.00____ to the landlord to ensure that the tenant complies with and performs the terms of this Agreement.

12. If the tenant does not violate any of the terms of this Agreement during the lease term, the landlord shall return the deposit to the tenant without interest within____--____days after recovering the property or all the tenant's arrears (whichever is later). However, if the tenant defaults on rent or other payments for more than____--____days, or if the tenant violates any of the terms of this Agreement, the landlord can

legally take back the property, and this lease will be terminated immediately. The landlord may deduct the loss suffered by the landlord due to the tenant's default from the deposit.

13. The landlord shall not interfere with the tenant's use and occupation of the property during the lease term if the tenant pays the rent and is responsible for the expenses on time and does not violate any terms of this Agreement.

14. The tenant shall permit the landlord and all persons authorized by the landlord to enter the property at any reasonable time to inspect the condition of the property or carry out any maintenance works that the landlord is responsible for under this Agreement, provided that the landlord shall give reasonable written notice to the tenant in advance.

15. If the property is subject to a valid mortgage or charge, the landlord must first obtain the consent of the mortgagee or chargor before this Agreement is concluded. If the landlord fails to obtain such consent, which causes the mortgagee or chargor to take action to recover the possession of the property, the tenant has the right to choose to terminate this Agreement by issuing a notice, and the landlord shall return the deposit to the tenant within ___--___ days after the termination of this Agreement, without interest, and shall also be responsible for all legal liabilities, claims, damages and expenses (including relocation costs).

16. Both the landlord and the tenant shall bear half of the stamp duty payable in respect of this Agreement and its corresponding agreements.

17. The landlord and the tenant agree to abide by the additional terms (if any) in Schedule II.

18. This Agreement supersedes all prior negotiations, representations, understandings and agreements between the parties. This Agreement constitutes the entire agreement between the parties in respect of the

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lease of the property.

The landlord has charged the tenant a deposit of
HK$0.00

The tenant has received a total of
1 key for the property from the landlord

The landlord acknowledges, accepts and is bound by all the terms of this Agreement:

Signature: [seal:] HARVEST TRUTH (HONG KONG) LIMITED

signature

The tenant acknowledges, accepts and is bound by all the terms of this Agreement:

Signature: [seal:] MS (HK) Engineering Limited

signature

Hong Kong Identity Card No./Business Registration No.:
66051453-000-04-22-4

Hong Kong Identity Card No./Business Registration No.:
60474815-000-10-21-8

Schedule 1

Property address: 8/F, CHEONG TAI INDUSTRIAL BLDG., NO.16 TAI YAU STREET, SAN PO KONG, KLN

Lease term: From May 1, 2022 to April 30, 2023 (both dates inclusive)

Rent: HK$15,000.00 per month

Deposit: HK $0.00

Name of landlord:

HARVEST TRUTH (HK) LTD.

Contact number: 3689 0635

Tenant name: MS (HK) ENGINEERINGLIMITED

Contact number: 2370 3788

TransPerfect Translations Ltd 譯傳有限公司

June 1, 2022

MS (HK) ENGINEERING LIMITED:

After negotiation, the rent of the office rented by your company is adjusted as follows:

Property address: 8/F, CHEONG TAI INDUSTRIAL BLDG., NO 16

TAI YAU STREET, SAN PO KONG, KLN

Lease term: May 1, 2022 to April 30, 2023

Original rent: HK$15,000 per month

Adjusted rent: HK$23,000 per month

The above rent will be effective from June 1, 2022 until the expiration of this lease on April 30, 2023.

It is hereby notified.

signature	signature
HARVEST TRUTH (HK) LIMITED	MS (HK) ENGINEERING LIMITED